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                                                                    EXHIBIT 12.2

                             PAINE WEBBER GROUP INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)


                                          Six Months                      Years Ended December 31,
                                        Ended June 30, -------------------------------------------------------------------
                                            1997 *       1996 *        1995          1994           1993          1992
                                         ----------    ----------    ----------    ----------     ----------    ----------
Income before taxes                      $  303,321   $  558,999    $  102,677    $   44,385     $  407,576    $  339,115
                                         ----------   ----------    ----------    ----------     ----------    ----------

Fixed charges:

  Interest                                1,186,686    1,971,788     1,969,811     1,428,653      1,130,712       879,242

  Interest factor in rents                   28,313       54,537        59,491        51,102         50,133        45,962
                                         ----------   ----------    ----------    ----------     ----------    ----------

  Total fixed charges                     1,214,999    2,026,325     2,029,302     1,479,755      1,180,845       925,204
                                         ----------   ----------    ----------    ----------     ----------    ----------

Income before taxes and
  fixed charges                          $1,518,320   $2,585,324    $2,131,979    $1,524,140     $1,588,421    $1,264,319
                                         ==========   ==========    ==========    ==========     ==========    ==========

Ratio of earnings to fixed charges              1.2          1.3           1.1           1.0            1.3           1.4
                                         ==========   ==========    ==========    ==========     ==========    ==========


For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


* Income before taxes includes minority interest in wholly owned subsidiary trusts.